Exhibit 10.1

AMENDMENT NO. 4

TO MATRIX COMMERCIALIZATION COLLABORATION AGREEMENT

AND AMENDMENT NO. 1 TO

MARKETING REPRESENTATIVE AGREEMENT

THIS AMENDMENT NO. 4 TO MATRIX COMMERCIALIZATION COLLABORATION AGREEMENT AND AMENDMENT NO. 1 TO MARKETING REPRESENTATIVE AGREEMENT (collectively, this “Amendment”) is dated as of the date of the last signature hereunder and effective as of January 1, 2014 (the “Amendment Effective Date”) by and between Musculoskeletal Transplant Foundation, Inc., a non-profit corporation formed under the laws of the District of Columbia, and having a principal place of business at 125 May Street, Suite 300, Edison, New Jersey 08837 (“MTF”), and Orthofix Holdings, Inc., a corporation organized under the laws of the State of Delaware, and having a principal place of business at 3451 Plano Parkway, Lewisville, Texas 75056 (“Orthofix”) (each, individually, a “Party” and, collectively, the “Parties”).

W I T N E S S E T  H:

WHEREAS, the Parties have entered into that certain Matrix Commercialization Collaboration Agreement dated as of July 28, 2008, as amended by that certain Amendment No. 1 to Matrix Commercialization Collaboration Agreement dated as of December 15, 2010, that certain Amendment No. 2 to Matrix Commercialization Collaboration Agreement dated as of January 9, 2012 and that certain Amendment No. 3 to Matrix Commercialization Collaboration Agreement dated as of June 25, 2013 (collectively, the “Matrix Agreement”), pursuant to which the Parties have collaborated on the commercialization of the Matrix (as defined in the Matrix Agreement); and

WHEREAS, the Parties have further entered into that certain Marketing Representative Agreement dated as of July 24, 2012 (the “Amniotic Products Agreement”) with respect to the marketing of certain dried amniotic membrane-based biomaterial in various sizes (as more particularly defined under the Amniotic Products Agreement, the “Products”); and

WHEREAS, the Parties desire to supplement and amend their arrangements under each of the Matrix Agreement and the Amniotic Products Agreement upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the Parties agree as follows:

ARTICLE I

SUPPLEMENTAL ARRANGEMENTS AND AMENDMENTS

A. Integrated Delivery Networks / Group Purchasing Organizations The Parties agree that, from and after the Amendment Effective Date and in the event of sales to integrated delivery networks and/or group purchasing organizations of the Matrix pursuant to the Matrix Agreement, and of Products pursuant to the Amniotic Products Agreement, MTF shall initially pay the administrative fees payable to such organizations attributable, respectively, to the Matrix and the Products. With respect to all such administrative fees actually paid by MTF on sales of the Matrix and the Products under its agreements with integrated delivery networks and/or group purchasing organizations (such fees, unless otherwise agreed in writing by the Parties, solely to the extent they do not exceed three and one-half percent (3.5%) of the Service Fees for the applicable units of the Matrix or the Products under the Matrix Agreement and the Amniotic Products Agreement, respectively, are referred to as “Administrative Fees”):

(i) Orthofix shall reimburse MTF for a percentage of such Administrative Fees so paid with respect to the Matrix, that is equal to the percentage of the applicable Service Fees that is used to calculate the Marketing Fee for the Matrix under Section 5.2 of the Matrix Agreement, without regard to any applicable Minimum Service Fee (as defined in the Matrix Agreement); and

(ii) Orthofix shall reimburse MTF for a percentage of such Administrative Fees so paid with respect to the Products, that is equal to the percentage of the applicable Service Fees that is used to calculate the Marketing Fee for the Products under Section 5.2 of the Amniotic Products Agreement, without regard to any applicable Minimum Service Fee (as defined in the Amniotic Products Agreement) (the percentage described in clause (i) or (ii) immediately preceding, as applicable, the “Marketing Fee Percentage”).

Accordingly, together with the last Monthly Statement (as defined under the Matrix Agreement and the Amniotic Products Agreement, respectively) of each calendar quarter, MTF shall provide a summary of all such Administrative Fees paid by MTF during the immediately preceding calendar quarter, together with reasonable supporting documentation therefor on a product-by-product and payee-by-payee basis. In addition, together with each Monthly Statement, MTF shall provide to Orthofix an invoice for an amount equal to the product obtained by multiplying (x) the amount of such Administrative Fees paid by MTF during the applicable month by (y) the applicable Marketing Fee Percentage. Orthofix shall pay such amount to MTF within forty-five (45) days after receipt of such invoice. In the event Orthofix fails timely to pay any such amounts, MTF may, in addition to any other remedies available to it, assess interest at a rate of one percent (1%) per month on all such unpaid amounts. MTF shall indemnify, defend, and hold harmless Orthofix from and against all Damages (as defined under the Matrix Agreement and the Amniotic Products Agreement, respectively) arising out of the payment of any Administrative Fees by MTF to any integrated delivery network and/or group purchasing organization in violation of applicable law, subject, however, to the same procedures applicable to indemnification and limitations thereon as set forth in the Matrix Agreement and the Amniotic Products Agreement, respectively (such provisions applied, mutatis mutandis).

B. Shipping. The Parties agree that, from and after the Amendment Effective Date, MTF shall initially pay the cost of shipping charges and courier fees with respect to the Matrix and the Products, but if (i) Orthofix has requested in writing that MTF provide expedited delivery or courier service of any shipment of the Matrix or a Product and has approved the applicable shipping or courier charges, and (ii) less than the entirety of the shipping and courier charges are invoiced to the applicable customer on sales of the Matrix pursuant to the Matrix Agreement, and of Products pursuant to the Amniotic Products Agreement, then Orthofix shall reimburse MTF for a percentage of such shipping and courier charges not invoiced to customers that is equal to the applicable Marketing Fee Percentage. Accordingly, together with each Monthly Statement, MTF shall set forth the amount of all such shipping charges with respect to the Matrix and the Products that were not invoiced in the amount of the entirety thereof, together with reasonable supporting documentation therefor on a product-by-product basis, and shall provide to Orthofix an invoice for an amount equal to the product obtained by multiplying (x) the amount of all such shipping charges not invoiced on sales of the Matrix with respect to the applicable month pursuant to the Matrix Agreement, and of Products pursuant to the Amniotic Products Agreement by (y) the Marketing Fee Percentage then in effect. Orthofix shall pay to MTF within forty-five (45) days after receipt of such invoice. In the event Orthofix fails timely to pay any such amounts, MTF may, in addition to any other remedies available to it, assess interest at a rate of one percent (1%) per month on all such unpaid amounts.

C. Marketing Fee Calculation and Payment Terms. For periods commencing with the Amendment Effective Date, the Marketing Fees under both the Matrix Agreement and the Amniotic Products Agreement shall be (1) calculated based on the total amount of Service Fees invoiced by MTF (but net of any documented bad debt adjustments for invoices dated after January 1, 2014 which MTF has provided reasonable supporting documentation to Orthofix), instead of based on Service Fees received by MTF, and (2) paid by MTF to Orthofix no later than the fifteenth (15th) day of the second calendar month after the end of the calendar month to which they relate. Accordingly, the Matrix Agreement and the Amniotic Products Agreement are hereby amended as follows as of the date first above-written:

(i) Paragraph (b) of Section 4.1 of the Amniotic Products Agreement is hereby amended by deleting the phrase “fifteen (15) days” contained therein and inserting in lieu thereof the phrase “forty-five (45) days”; Paragraph (b) of Section 4.1 of each of the Matrix Agreement and the Amniotic Products Agreement is hereby amended to insert a reference to “commencing January 1, 2014” immediately following the reference to “calendar month”; clause (i) of Paragraph (b) of Section 4.1 of each of the Matrix Agreement and the Amniotic Products Agreement is hereby deleted and the following inserted in lieu thereof: “(i) all Services Fees invoiced by MTF (but net of any documented bad debt adjustments for invoices dated after January 1, 2014 which MTF has provided reasonable supporting documentation to Orthofix),”; clauses (ii) and (iv) of Paragraph (b) of Section 4.1 of each of the Matrix Agreement and the Amniotic Products Agreement are hereby deleted; and clauses (iii) and (v) of Paragraph (b) of Section 4.1 of each of the Matrix Agreement and the Amniotic Products Agreement are hereby re-designated, respectively, as clauses (ii) and (iii);

(ii) the first sentence of Section 5.2 of the Amniotic Products Agreement is hereby amended by inserting a reference to “second” immediately prior to the reference to “previous”; and the first sentence of Section 5.2 of each of the Matrix Agreement and the Amniotic Products Agreement is hereby amended: (x) to insert a reference to “commencing January 1, 2014” immediately following the reference to “calendar month”; and (y) by deleting the phrase “Service Fees received by MTF” and inserting in lieu thereof the phrase “Services Fees invoiced by MTF (but net of any documented bad debt adjustments for invoices dated after January 1, 2014which MTF has provided reasonable supporting documentation to Orthofix)”; and

(iii) Section 5.2 of each of the Matrix Agreement and the Amniotic Products Agreement is hereby further amended by adding the following statement immediately after the third sentence: “For clarity, payment of the Marketing Fee will be made by wire transfer no later than the fifteenth (15th) day of the second calendar month after the end of the calendar month in which the applicable Service Fees were invoiced (e.g., the Marketing Fee with respect to Service Fees invoiced in January will be due no later than March 15).”;

it being acknowledged and agreed that the provisions of Sections 4.1(b) and 5.2 of each of the Matrix Agreement and the Amniotic Products Agreement will have no further application with respect to calendar months prior to the Amendment Effective Date; provided, however, that, MTF shall pay to Orthofix a “true-up” payment of $5,930,976.13, reflecting the Marketing Fees that, giving retroactive effect to such amendments with respect to calendar months prior to the end of calendar year 2013, would have been owed in respect of Service Fees invoiced by MTF (but net of any documented bad debt adjustments for invoices dated prior to January 1, 2014 which MTF has provided reasonably supporting documentation to Orthofix) and not received by MTF. Such true-up payment will be net of all payments of Marketing Fees made by MTF to Orthofix subsequent to the Amendment Effective Date, relating to amounts received prior to the end of calendar year 2013. The true-up payment will be made in three equal installments on, respectively, April 1, 2014 of $1,976,992.04, May 1, 2014 of $1,976,992.04 and June 1, 2014 of $1,976,992.04.

D. Non-Accountable R&D Charge. Following the Amendment Effective Date and through the Term set forth in the Matrix Agreement, Orthofix shall be obligated to pay to MTF a non-accountable annual charge of One Hundred Thousand Dollars ($100,000), to be used by MTF, in its sole discretion, to fund research and development activities by MTF with respect to bone growth allograft products containing viable allogeneic stem cells derived from cadavers. Any and all products, technologies and discoveries, other than the Matrix, developed or discovered as a result of such activities shall constitute “Product Concepts” subject to Section 6.2(a) of the Matrix Agreement, and shall be subject to the right of first offer, right of first refusal and other terms and conditions set forth in Section 6.2 of the Matrix Agreement. As requested by the Steering Committee from time to time, MTF shall provide a summary of and reasonable documentation regarding the activities conducted by MTF pursuant to this Paragraph D and the results of such activities. Accordingly, contemporaneously with the date of this Amendment and thereafter at the beginning of each calendar quarter during the Term of the Matrix Agreement, MTF shall submit to Orthofix an invoice for a quarterly payment of Twenty Five Thousand Dollars ($25,000), and Orthofix shall pay such amount to MTF within forty-five (45) days after receipt of such invoice. In the event Orthofix fails timely to pay any such amounts, MTF may, in addition to any other remedies available to it, assess interest at a rate of one percent (1%) per month on all such unpaid amounts.

ARTICLE II

MISCELLANEOUS

A. Accrued Obligations. Expiration or termination of the Matrix Agreement and the Amniotic Products Agreement, or either of them, or any obligation to deliver Monthly Statements, shall not extinguish any right of MTF under Article I, Sections A through C hereof with respect to quantities of the Matrix and Products sold prior to the effective date of such expiration or termination.

B. NuVasive License. Orthofix hereby represents, warrants and confirms to MTF that it has complied with the provisions of the NuVasive License (as defined in the Matrix Agreement), including without limitation, Section 3.2 thereof, with respect to this Amendment.

C. Original Agreements. The provisions hereof shall in all respects supplement and amend the terms of the Matrix Agreement and the Amniotic Products Agreement, respectively. As supplemented and amended hereby, each of the Matrix Agreement and the Amniotic Products Agreement shall remain in full force and effect.

D. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.		ORTHOFIX HOLDINGS, INC.

By:	/s/ Bruce Stroever	By:	/s/ Emily Buxton
Title:	President & Chief Executive Officer	Title:	Chief Financial Officer
Date:	4/1/14	Date:	4/1/14